UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2024 (April 4, 2024)

BLUE STAR FOODS CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-40991	82-4270040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 NW 109th Avenue

Miami, Florida 33172

(Address of principal executive offices)

Registrant’s telephone number, including area code: (305) 836-6858

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, $0.0001	BSFC	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into A Material Definitive Agreement.

On April 4, 2024 Blue Star Foods Corp. (the “Company”) entered into a contract manufacturing agreement (the “Agreement”) with Afritex Ventures, Inc., a Texas corporation (the “Supplier), and Eagle Rising Food Solutions LLC, a Florida corporation (the “Buyer”), which was effective March 21, 2024 (the “Effective Date”). The initial term of the Agreement is two (2) years from the Effective Date and shall automatically renew for successive one (1) year periods thereafter if not terminated in writing by either party a minimum of sixty (60) days prior to the end of the then current term.

Pursuant to the Agreement, Supplier will manufacture certain food products (the “Products”) and provide consulting services to Buyer based on Buyer’s purchase orders (each a “PO”).

During the term of the Agreement, Buyer grants to Supplier a non-exclusive, non-transferable, worldwide, royalty-free, fully paid up license to use Buyer Marks (as defined in the Agreement) solely for purposes of labeling the Products and for no other purpose.

Supplier shall be responsible for all aspects of production of the Products including but not limited to, (i) ordering raw ingredients, (ii) preparing the Products in accordance with the specifications of the Buyer, and, (iii) quality control of the Products in preparation for pickup and/or delivery to Buyer’s customers. Supplier shall be responsible for the integrity of the Products and any material lapse in quality control must be corrected as soon as practicably possible and at the sole expense of the Supplier.

Additionally, Supplier will store all ingredients and materials used to produce the Products at no cost to Buyer for thirty (30) days. Supplier will store the Products for ten (10) days once finished at no cost to Buyer.

Buyer is responsible for payment of all freight and arranging all logistics for the delivery of all finished Products in accordance with the Agreement. Supplier shall issue invoices to Buyer for each PO once the Products associated with such PO have left the loading dock. Buyer shall pay all invoices within 35 calendar days of receipt of invoice, free from any offset or deductions. Any portions of invoices unpaid within such time shall bear interest at the rate of one percent (1%) of the outstanding amount per month until payment is received.

Either of the parties shall be deemed to be in default in the event of any failure, refusal, or neglect of the party to perform a non-monetary obligation pursuant to the terms of the Agreement which is not cured within thirty (30) days; provided, however, that Supplier shall be deemed to be in default, with notice and ten (10) days to cure, and Buyer may terminate this Agreement, if Supplier: (a) is unable to produce the Products at either its current production facility or any other licensed facility under Supplier’s direction, (b) is enjoined (whether temporarily or permanently) from engaging in the food production services, (c) fails to remain in substantial compliance with state, federal or local licenses, laws, regulations, or ordinances concerning food production applicable to its services, (d) is unable to maintain insurance coverage, or (e) ceases engaging in the food production services.

Either party may immediately terminate the Agreement, without an obligation to provide notice to cure, in the event of (i) the other party’s insolvency or inability to meet obligations, (ii) filing of voluntary or involuntary petition of bankruptcy, (iii) institution of legal proceedings against the other party by creditors or stock holders, or (iv) appointment of a receiver for the other party by any court of competent jurisdiction. In the event of Supplier default, Buyer may seek whatever supply chain and/or manufacturing resources to produce the Products as it deems necessary to fulfill customer orders and maintain inventory level for its customer base.

During the term of the Agreement, Supplier and Buyer shall each maintain adequate commercial general liability insurance policies.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the complete text of the Agreement, a copy of which is attached hereto as Exhibit 10.75 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.75†*	Contract Manufacturing Agreement by and between Blue Star Foods Corp., Afritex Ventures, Inc., and Eagle Rising Food Solutions LLC, dated April 4, 2024, March 21, 2024 dated February 1, 2024
99.1	Initial Launch Expected to Roll Out to Numerous Military Bases Over the Next Few Months
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

† The exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

* Certain sensitive financial, commercial and strategic information relating to the Company has been redacted in the marked portions of the exhibit.

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Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUE STAR FOODS CORP.

Date: April 11, 2024	By:	/s/ John Keeler
John Keeler Executive Chairman and Chief Executive Officer

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